Registration Statement No.33_____


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-8
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                          Jos. A. Bank Clothiers, Inc.
               (Exact name of issuer as specified in its charter)

      Delaware                                                  36-3189198
(State or other jurisdiction                                 (I.R.S. Employer
incorporation or organization)                              Identification No.)

                  500 Hanover Pike, Hampstead, Maryland    21074
          (Address of Principal Executive Offices)       (Zip Code)

                  Jos. A. Bank Clothiers, Inc. Incentive Plan
                            (Full title of the plan)

                       Charles D. Frazer, Vice President
                              and General Counsel
                          Jos. A. Bank Clothiers, Inc.
                                500 Hanover Pike
                         Hampstead, Maryland 21074-2095
                    (Name and address of agent for service)

                                 (410) 239-2700
         (Telephone number, including area code, of agent for service)

                                With a copy to:

                      Ralph J. Sutcliffe, Esq.
                      Kronish, Lieb, Weiner & Hellman LLP
                      1114 Avenue of the Americas
                      New York, NY 10036-7798

                        CALCULATION OF REGISTRATION FEE

Title of                                                           Amount
securities         Amount         Offering          Aggregate      of
to be              to be          price             offering       registration
registered         registered     per share(1)      price          fee

Common Stock,
$.01 par            954,486        $4.03125         $3,847,772     $1,326.82
value

                                  Page 1 of 12
                        Exhibit Index Located on Page 9

(1) Average of the bid and asked prices as reported on the Nasdaq National Market on January 23, 1997, pursuant to Rule 457(c).

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                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.           Incorporation of Certain Documents by Reference

                  The following documents, which have been filed by Jos. A. Bank Clothiers, Inc. (the "Company" or "registrant") with the Securities and Exchange Commission (the "SEC"), are incorporated by reference in this Registration Statement as of their respective dates:

                  (a) The Company's Annual Report on Form 10-K for the fiscal year ended February 3, 1996;

                  (b) The Company's quarterly reports on Form 10-Q for the periods ended May 3, 1996, August 3, 1996 and November 2, 1996.

                  (c) The description of the Company's capital stock contained in the Company's Registration Statement on Form 8-A (No. 0-23874) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), declared effective May 3, 1994.

                  All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities registered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 5.           Interests of Named Experts and Counsel

                  Ralph J. Sutcliffe, a partner of Kronish, Lieb, Weiner & Hellman LLP and counsel to the registrant, beneficially owns 15,500 shares of the Company's common stock.

Item 6.           Indemnification of Directors and Officers

                  The Company's Restated Certificate of Incorporation provides that the Company will, to the fullest extent permitted by the General Corporation Law of the State of Delaware (the "GCL"), as amended from time to time, indemnify all persons whom it may indemnify pursuant thereto. The
Company's By-laws, as amended, contain a similar provision requiring indemnification of the Company's directors and officers to the fullest extent authorized by the GCL. The GCL permits a corporation to indemnify its directors and officers (among others) against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with any action, suit or proceeding brought (or threatened to be brought) by third parties, if such directors or officers acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, indemnification may be made for expenses (including attorneys' fees) actually and reasonably incurred by directors and officers in connection with

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the defense or  settlement of such action if they had acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged liable to the Company unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses. The GCL further provides that, to the extent any director or officer has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in this paragraph, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith. In addition, the Company's Certificate of Incorporation contains a provision limiting the personal liability of the Company's directors for monetary damages for certain breaches of their fiduciary duty. The Company has indemnification insurance under which directors and officers are insured against certain liability that may occur in their capacity as such.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"), may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.




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Item 8.      Exhibits.

             4.1 Form of Common Stock certificate, previously filed with the SEC as an exhibit to the Company's Registration Statement on Form 8-A (No. 0-23874) under the Exchange Act, declared effective May 3, 1994, and incorporated herein by reference.

             5.1 Opinion of counsel as to legality of the shares of common stock covered by this Registration
                      Statement.

             23.1     Consent of independent accountants

             23.2     Consent of counsel (included within Exhibit 5.1)






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Item 9.           Undertakings.

A.       Post-Effective Amendments

                  The registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

                      (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

                      (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

                      (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that subparagraphs (i) and (ii) above will not apply if the information required to be included in a post-effective amendment by those subparagraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

                  (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.       Subsequent Documents Incorporated by Reference

                  The registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.




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C.       Claims for Indemnification

                  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


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                                   SIGNATURES

                  Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hampstead, State of Maryland, on the 24th day of January, 1997.

                                    Jos. A. Bank Clothiers, Inc.
                                    (Registrant)


                                    By: /s/ TIMOTHY F. FINLEY
                                       _______________________________
                                       Timothy F. Finley
                                       Chairman of the Board and
                                       Chief Executive Officer


                  Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in all capacities and on the dates indicated.


     Signature                          Title                       Date
/s/ TIMOTHY F. FINLEY
____________________          Chairman of the Board,             January 21, 1997
Timothy F. Finley             Chief Executive Officer
                              and Director
/s/ FRANK TWORECKE
____________________          President                          January 23, 1997
Frank Tworecke

/s/ DAVID E. ULLMAN
____________________          Executive Vice President           January 23, 1997
David E. Ullman               and Chief Financial
                              Officer
/s/ THOMAS E. POLLEY
____________________          Vice President,                    January 20, 1997
Thomas E. Polley              Controller and Treasurer

/s/ DAVID A. PREISER
____________________          Director                           January 20, 1997
David A. Preiser

/s/ PAUL L. SCHNEIDER
____________________          Director                           January 21, 1997
Paul L. Schneider


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/s/ ROBERT N. WILDRICK
____________________          Director                           January 20, 1997
Robert N. Wildrick

/s/ ROBERT B. BANK
____________________          Director                           January 20, 1997
Robert B. Bank

/s/ PETER V. HANDAL
____________________          Director                           January 20, 1997
Peter V. Handal

/s/ GARY S. GLADSTEIN
____________________          Director                           January 20, 1997
Gary S. Gladstein


/s/ HENRY C. SCHWARTZ
____________________          Director and Vice                  January 21, 1997
Henry C. Schwartz             Chairman


/s/ DONALD V. SMITH
____________________          Director                           January 20, 1997
Donald V. Smith


/s/ ANDREW A. GIORDANO
____________________          Director                           January 23, 1997
Andrew A. Giordano

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                                  EXHIBIT INDEX



Exhibit                                                                     Page
4.1      Form of Common Stock certificate, previously filed with the
         SEC as an exhibit to the Company's Registration Statement
         on Form 8-A (No. 0-23874) under the Exchange Act, declared effective May 3, 1994, and incorporated herein by reference.
5.1      Opinion of counsel as to legality of the shares
         of common stock covered by this Registration
         Statement.
23.1     Consent of independent accountants
23.2     Consent of counsel (included within Exhibit
         5.1)




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